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The ODP Corporation Appoints Wendy Schoppert
to Company’s Board of Directors

Boca Raton, FL, July 27, 2020 — The ODP Corporation (NASDAQ: ODP), a leading B2B integrated distribution platform of business services, products and digital workplace technology solutions, today announced the appointment of Wendy Schoppert to the Company’s Board of Directors. This appointment expands the Board to nine directors.

“We are pleased to welcome Wendy to The ODP Corporation Board,” said Joseph S. Vassalluzzo, The ODP Corporation’s Chairman of the Board of Directors. “Her financial expertise and vast executive leadership and board experience will positively impact our governance and strategy.”

Schoppert has over 30 years of leadership experience, most recently serving as Executive Vice President and Chief Financial Officer of Sleep Number Corp. from 2011 to 2014, where she also previously served as Chief Information Officer and led Marketing, Digital, International, and New Channel Development. Prior to joining Sleep Number, Schoppert led U.S. Bank’s Private Asset Management team and served as Head of Product, Marketing & Corporate Development for U.S. Bank’s Asset Management division. She began her career in the airline industry, serving in various financial, strategic and general management leadership positions at American Airlines, Northwest Airlines and America West Airlines. Schoppert is also a member of the boards of Big Lots, Inc., The Hershey Company and Bremer Financial Corporation.

Schoppert earned her BA in Mathematics and Operations Research and her MBA in Finance and General Management, both from Cornell University.

“Wendy’s diverse finance and business experiences will bring valuable insights as we continue our strategic pivot to becoming a leading, integrated B2B provider of business solutions,” said Gerry Smith, chief executive officer for The ODP Corporation. “We look forward to her leadership as we continue to drive long-term value for our shareholders.”

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of business services, products and digital workplace technology solutions to small, medium and enterprise businesses. ODP, operating through its direct and indirect subsidiaries, maintains a fully integrated B2B distribution platform of approximately 1,300 stores, online presence, and thousands of dedicated sales and technology service professionals, all supported by its world-class supply chain facilities and delivery operations. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.theodpcorp.com and follow @officedepot on Facebook, Twitter and Instagram.

The ODP Corporation and Office Depot are trademarks of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2020 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.